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ITEM 6(A)

EXHIBIT 11

                  SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION
                               EARNINGS PER SHARE
                         PERIOD ENDING AUGUST 31, 1995

                                                                                     SIX MONTHS ENDING

                                                                              AUGUST 31,           AUGUST 31,
                                                                                 1995                 1994
                                                                              ===============================
 PRIMARY

 Weighted Average Shares of Common
      Stock Outstanding                                                        5,830,538           5,707,033

 Net Effect of dilutive stock options and stock awards -
      based on the treasury stock method using average
      market price                                                               149,962              66,988
                                                                               ---------           ---------

 Total Weighted Average Number of Common and
      Common Equivalent Shares Outstanding                                     5,980,500           5,774,021
                                                                               =========           =========


 Income Applicable to Common Stock                                              $867,000          $1,384,000
                                                                               =========           =========

 Earnings Per Common and Common Stock Equivalent                                   $ .14               $ .24
                                                                               =========           =========

 FULLY DILUTED

 Weighted Average Shares of Common
      Stock Outstanding                                                        5,830,538           5,707,033

 Common Stock Issued Upon Conversion of
      Convertible Subordinated Notes                                           3,048,780                  --

 Net Effect of dilutive stock options and stock awards -
      based on the treasury stock method using the period
      ending market price, if higher than average market price                   149,962             105,120
                                                                               ---------           ---------

 Total Weighted Average number of Common and
      Common Equivalent Shares Outstanding                                     9,029,280           5,812,153
                                                                               =========           =========

 Income Applicable to Common Stock                                              $867,000          $1,384,000

 Interest on Convertible Subordinated Notes,
      Net of tax                                                                 400,000                  --
                                                                               ---------           ---------

 Income Applicable to Common Stock on a Fully Diluted Basis                    1,267,000           1,384,000
                                                                               =========           =========

 Earnings Per Common and Common Stock Equivalent                                   $0.14               $0.24
                                                                               =========           =========





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